Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164889

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	23,575,000	$9.75	$229,856,250	$26,342(1)

(1)	The filing fee of $26,342 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, and reflects the potential additional issuance of shares of common stock, $0.001 par value per share, pursuant to underwriters’ option to purchase additional shares. The securities offered pursuant to this prospectus supplement represent a portion of the $601,285,769 of securities registered on the registration statement to which this prospectus supplement relates that represent unsold securities that had been previously registered and for which the filing fee had been previously paid. Accordingly, no registration fee is due upon the filing of this prospectus supplement.

PROSPECTUS    SUPPLEMENT

(To prospectus dated February 12, 2010)

20,500,000 Shares

Common Stock

We are selling 20,500,000 shares of our common stock.

Our shares trade on the New York Stock Exchange under the symbol “MPW.” On February 1, 2012, the last sale price of the shares as reported on the New York Stock Exchange was $10.14 per share. To ensure that we maintain our qualification as a real estate investment trust, our charter limits ownership by any person to 9.8% of the lesser of the number or value of our outstanding common shares, with certain exceptions.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public offering price	$9.75	$199,875,000
Underwriting discount	$.39	$7,995,000
Proceeds, before expenses, to us	$9.36	$191,880,000

The underwriters may also exercise their option to purchase up to an additional 3,075,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about February 7, 2012.

Joint Bookrunning Managers

BofA Merrill Lynch		J.P. Morgan

Deutsche Bank Securities	KeyBanc Capital Markets	RBC Capital Markets
SunTrust Robinson Humphrey
Morgan Keegan		Raymond James

JMP Securities		Stifel Nicolaus Weisel

The date of this prospectus supplement is February 1, 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offering from time to time.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. Please see “Cautionary Language Regarding Forward-Looking Statements” in this prospectus supplement and “A Warning About Forward-Looking Statements” in the accompanying prospectus.

In this prospectus supplement, the terms “MPT,” “MPW,” “Medical Properties,” “we,” “Company,” “us,” “our” and “our Company” refer to Medical Properties Trust, Inc. and its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters’ option to purchase additional shares from us is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” are not an offer to sell or the solicitation of an offer to buy any securities other than the registered shares to which they relate, nor is this prospectus supplement, the accompanying prospectus or any authorized “free writing prospectus” an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any authorized “free writing prospectus” or information we previously filed with the SEC is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to complete the Ernest Acquisition Transactions (as described herein) on the time schedule or terms described herein or at all;

•

our ability to enter into a new term loan facility (as described herein) and increase the commitments under our existing revolving credit facility, in each case, on the terms described herein or at all;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies in connection with the Ernest Acquisition Transactions;

•	the risk that a condition to closing under the agreement governing the Ernest Acquisition Transactions may not be satisfied;

•	the possibility that the anticipated benefits from the Ernest Acquisition Transactions will take longer to realize than expected or will not be realized at all;

S-iii

•	factors referenced herein under the section captioned “Risk Factors,” including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended;

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare regulatory requirements; and

•	the continuing impact of the recent economic recession, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity and debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend,” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement to reflect future events or developments.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement and accompanying prospectus, including the “Risk Factors,” the financial data and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Medical Properties Trust, Inc. is a self-advised real estate investment trust (“REIT”) focused on investing in and owning net-leased healthcare facilities across the United States. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenants to bear most of the costs associated with the properties. Our strategy is to lease our facilities to tenants that are managed by experienced operators pursuant to long-term net leases. We also occasionally make long-term, interest-only mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to, and other investments in, certain of our operators through our taxable REIT subsidiaries, the proceeds of which have historically been used for acquisitions and working capital. Finally, from time to time, we acquire a profit or equity interest in certain of our tenants that gives us a right to share in such tenants’ profits and losses.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to the SEC. For additional information, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the prospectus accompanying this prospectus supplement.

Recent Developments

Results for the Year Ended December 31, 2011

On January 31, 2012, we announced our preliminary financial results for the quarter and year ended December 31, 2011. We had income from continuing operations of $8.1 million ($0.07 per diluted share) for the three months ended December 31, 2011, compared with income from continuing operations for the corresponding period in 2010 of $7.6 million ($0.06 per diluted share). For the year ended December 31, 2011, we had income from continuing operations of $19.4 million ($0.16 per diluted share), compared with income from continuing operations of $10.2 million ($0.09 per diluted share) for the year ended December 31, 2010. We had net income of $12.7 million ($0.11 per diluted share) for the three months ended December 31, 2011, compared with net income for the corresponding period in 2010 of $10.6 million ($0.09 per diluted share). For the year ended December 31, 2011, we had net income of $26.5 million ($0.23 per diluted share), compared with net income of $22.9 million ($0.22 per diluted share) for the year ended December 31, 2010. Our financial results for the three and twelve months ended December 31, 2010 have been restated to reclassify the operating results of the Morgantown and Sherman Oaks Hospitals to discontinued operations. As described below, we sold these two hospitals during the fourth quarter of 2011.

The preliminary financial results are unaudited and there can be no assurance that the preliminary financial results will not vary from the final audited information for the quarter and year ended December 31,

2011. In the opinion of management, all adjustments considered necessary for a fair presentation of these preliminary financial results have been made. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Acquisition of Healthcare Property Portfolio from Ernest Health, Inc. and Related Transactions

On January 31, 2012, affiliates of our operating partnership, MPT Operating Partnership, L.P., entered into definitive agreements to make loans to and acquire assets from Ernest Health, Inc. (“Ernest”) and to make an equity contribution to the parent of Ernest for a combined purchase price and investment of approximately $396.5 million, consisting of $200.0 million to purchase real estate assets, a first mortgage loan of $100.0 million, an acquisition loan for $93.2 million and a capital contribution of $3.3 million, all as further described below.

Real estate acquisition

Pursuant to a definitive real property asset purchase agreement (the “Purchase Agreement”), certain wholly-owned subsidiaries of MPT Operating Partnership, L.P. will acquire from Ernest and certain of its subsidiaries (i) a portfolio of five rehabilitation facilities (including a ground lease interest relating to a community-based acute rehabilitation facility in Wyoming), (ii) seven long-term acute care facilities located in seven states and (iii) undeveloped land in Provo, Utah (collectively, the “Acquired Facilities”) for an aggregate purchase price of $200.0 million, subject to certain adjustments. We refer to the acquisition of these assets as the “Ernest Asset Acquisition.”

The Acquired Facilities will be leased to limited liability companies wholly-owned by our taxable REIT subsidiary, MPT Development Services, Inc. (“MPT TRS”), which will sublease the facilities to subsidiaries of Ernest pursuant to a master sublease agreement. The master sublease agreement will have a 20-year term with three five-year extension options and provide for an average annualized cash rent of $18 million, plus consumer price-indexed increases, limited to a 2% floor and 5% ceiling annually.

Mortgage Loan Financing

Pursuant to of the Purchase Agreement, MPT TRS will make Ernest a $100.0 million mortgage loan secured by a first mortgage interest in four subsidiaries of Ernest (the “Mortgage Loan Financing”). The Mortgage Loan Financing will have a 20-year term with three five-year extension options and bear interest at 9% per year plus consumer price-indexed increases, limited to a 2% floor and 5% ceiling annually.

Acquisition Loan and Equity Contribution

In addition, MPT Aztec Opco, LLC, a wholly-owned subsidiary of MPT TRS, will enter into a joint venture limited liability company, Ernest Health Holdings, LLC (“Ernest Holdings”), with an entity formed by the present key management personnel of Ernest (“ManageCo”). MPT Aztec Opco, LLC will make capital contributions of approximately $3.3 million to Ernest Holdings in exchange for a membership interest representing a 49% aggregate initial equity interest. The remaining 51% initial equity interest in Ernest Holdings will be owned by ManageCo, which will make contributions valued at $3.5 million in exchange for a membership interest in Ernest Holdings. Pursuant to the terms of an Agreement and Plan of Merger dated January 31, 2012, a merger subsidiary of Ernest Holdings will be merged with and into Ernest, with Ernest surviving the merger as a wholly-owned subsidiary of Ernest Holdings. In addition, MPT Aztec Opco, LLC will make an acquisition loan of approximately $93.2 million to the merger subsidiary (the “Acquisition Loan”). The Acquisition Loan will bear interest at a rate of 15.0%, with a 6% coupon payable in cash in the first year, a 7% coupon payable in cash in the second year and a 10% coupon payable in cash thereafter. The remaining 9% in year one; 8% in year two and 5% thereafter will be accrued and paid upon the occurrence of any capital or liquidity events of Ernest Holdings and will be payable in all events at maturity.

We refer to these transactions collectively as the “Ernest Acquisition Transactions.”

Following the consummation of these transactions, Ernest and its operating subsidiaries will be managed and operated by ManageCo, or one or more of ManageCo’s affiliates, pursuant to the terms of a management agreement, which terms shall include a base management fee payable to ManageCo and incentive payments tied to mutually agreed benchmarks. ManageCo and MPT Aztec Opco, LLC will share profits and distributions from Ernest Health Holdings according to a distribution waterfall under which, if certain benchmarks are met, such that after taking into account interest paid on the acquisition loan, ManageCo and MPT Aztec Opco, LLC will share in cash generated by Ernest Holdings in a ratio of 21% to ManageCo and 79% to Aztec Opco, LLC. Under the limited liability company agreement of Ernest Holdings, MPT Aztec Opco, LLC will have no management authority or control except for certain rights consistent with a passive ownership interest, such as a limited right to approve annual budgets and the right to approve extraordinary transactions, and except in the case of certain extraordinary events, which events include any defaults under the master sublease agreement or the acquisition loan, in which case MPT Aztec Opco, LLC is given special member rights including, without limitation, the right to terminate the management agreement, hire new management, or market the company for sale.

We intend to consummate the Ernest Acquisition Transactions during the first quarter of 2012. No assurance can be given that any portion of the Ernest Acquisition Transactions will occur as described herein or at all. This offering is not conditioned upon the successful completion of the Ernest Acquisition Transactions.

The chart below illustrates the proposed structure following consummation of the Ernest Acquisition Transactions:

The table below sets forth pertinent details with respect to the properties of Ernest that we expect to acquire in connection with the Ernest Acquisition Transactions:

Property (1)	Type of Property	State	Number of licensed beds		Number of square feet	Annualized rent/interest (in millions) (2)
Mountain Valley Regional Rehabilitation Hospital (3)	Inpatient Rehabilitation Facility (IRF)	AZ	40		47,254	$2.9
Advanced Care Hospital of Northern Colorado	Long-Term Acute Care Hospital (LTACH)	CO	20		11,780	0.7
Northern Colorado Rehabilitation Hospital	IRF	CO	40		48,600	2.0
Northern Idaho Advanced Care Hospital	LTACH	ID	40		42,000	1.5
Southwest Idaho Advanced Care Hospital	LTACH	ID	40		51,494	1.2
Advanced Care Hospital of Montana	LTACH	MT	40		48,583	1.4
Advanced Care Hospital of Southern New Mexico (3)	LTACH	NM	20		13,250	1.2
Rehabilitation Hospital of Southern New Mexico (3)	IRF	NM	40		48,800	2.4
Greenwood Regional Rehabilitation Hospital	IRF	SC	46	(4)	53,600	2.6
Laredo Specialty Hospital	LTACH	TX	60		65,990	2.0
Mesquite Specialty Hospital	LTACH	TX	40		50,300	1.9
Mesquite Rehabilitation Institute	IRF	TX	20		19,050	0.8
New Braunfels Regional Rehabilitation Hospital	IRF	TX	40		53,000	1.1
South Texas Rehabilitation Hospital (3)	IRF	TX	40		48,900	2.5
Utah Valley Specialty Hospital	LTACH	UT	40		50,949	1.3
Elkhorn Valley Rehabilitation Hospital	IRF	WY	40		52,800	1.5

						$27.0

(1)	All properties will be leased under a master lease agreement, which will have a term of 20 years with three five-year renewal options.

(2)	Reflects annualized rent and interest payable under the master lease agreement and mortgages described above.

(3)	These facilities will be subject to mortgages.

(4)	Does not include the eight-bed addition that is expected to be completed during mid-2012. 12 beds are located in a Skilled Nursing Facility.

Financing Transactions

We intend to finance the Ernest Acquisition Transactions, including the related costs and expenses, with the net proceeds of this offering together with funds from additional financing arrangements, which may include borrowings under our revolving credit facility, borrowings under our new term loan facility, borrowings or net proceeds from other senior debt facilities or issuances, or a combination thereof. The sources of financing for the Ernest Acquisition Transactions will depend upon a variety of factors, including market conditions. See “Use of Proceeds” for more information regarding the financing of the Ernest Acquisition Transactions. See “Risk Factors—We intend to incur additional debt in order to consummate the Ernest Acquisition Transactions, which may have a material adverse effect on our financial condition and results of operations, and our ability to make distributions to our stockholders.”

The completion of this offering is not subject to our entering into the new term loan facility, any other potential sources of financing or consummation of the Ernest Acquisition Transactions. No assurance can be given that any of these will occur as described herein or at all. To the extent the Ernest Acquisition Transactions are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including debt repayment and funding future acquisitions and investments.

Credit Facilities

On January 25, 2012, we received a commitment letter and term sheet for a $80.0 million senior unsecured term loan facility, which we refer to as our new term loan facility, from J.P. Morgan Chase Bank, N.A., an affiliate of one of the joint bookrunning managers in this offering, and RBC Capital Markets, LLC, a joint bookrunning manager in this offering. The term sheet provides for customary financial and operating covenants, substantially consistent with our revolving credit facility, including covenants relating to total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured indebtedness, consolidated adjusted net worth, unsecured leverage ratio and interest coverage ratio, and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends and entering into affiliate transactions. The term sheet also provides for customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants.

Effectiveness of our new term loan facility is subject to, among other things, definitive documentation and the satisfaction of customary closing conditions. We cannot assure you that we will be able to successfully establish our new term loan facility on the terms described herein or at all. We expect to close and fund our new term loan facility concurrently with the closing of the Ernest Acquisition Transactions.

Our existing revolving credit facility includes an accordion feature pursuant to which borrowings thereunder can be increased up to $400.0 million from $330.0 million. We requested a $70 million increase in our revolving credit facility contemporaneously with the closing of our new term loan facility. We expect that the administrative agent under our revolving credit facility will arrange a syndicate of lenders willing to hold the requested incremental revolving commitments, but we may not be able to find commitments for this incremental facility.

We refer herein to the Fourth Quarter Events, entering into of our new term loan facility, the exercise of the accordion feature and the corresponding increase in commitments under our revolving credit facility, the consummation of this offering and the Ernest Acquisition Transactions and the application of funds, as the “Transactions.”

Development Activity

On October 14, 2011, we entered into agreements with a joint venture of Emerus Holding, Inc. and Baptist Health System, to acquire, provide for development funding and lease three acute care hospitals for

$30.0 million in the suburban markets of San Antonio, Texas. With the execution of these agreements, we have funded $7.4 million during the fourth quarter of 2011, of which $6.2 million was used to acquire land for these three facilities. The three facilities upon completion will be leased under a master lease structure with an initial term of 15 years and three five-year extension options. We currently expect construction of these three facilities to be completed in the fourth quarter of 2012.

During the fourth quarter of 2011, we funded an additional $4.5 million on our Florence Hospital development project. This 36-bed facility located in the greater Phoenix, Arizona area is expected to be completed in the first quarter of 2012.

Hoboken University Medical Center Acquisition

On November 4, 2011, we made investments in Hoboken University Medical Center (“HUMC”) in Hoboken, New Jersey, a 350-bed acute care facility. The total investment for this transaction was $75.0 million, comprising $50.0 million for the acquisition of an 100% ownership of the real estate, a secured working capital loan of up to $20.0 million ($15.1 million outstanding at December 31, 2011), and the purchase of a $5.0 million convertible note which provides us with the option to acquire up to 25% of the hospital operator. The initial blended lease/interest rate on this investment is 11.4%. The lease with the tenant has an initial term of 15 years, contains six five-year extension options, and the rent escalates annually based on consumer price indexed increases.

Sale of Sherman Oaks Hospital

On December 30, 2011, we sold Sherman Oaks Hospital in Sherman Oaks, California to Prime Healthcare Services, Inc. for approximately $20.0 million, resulting in a gain of $3.1 million. Due to this sale, we wrote-off $1.2 million in straight-line rent receivables. In our January 31, 2012 press release announcing our preliminary financial results for the quarter and year ended December 31, 2011, we have included the operating results of this facility in discontinued operations for the current and all prior periods. Prior to the sale, we were earning $2.3 million of base rent per year.

Sale of Morgantown Hospital

On December 30, 2011, we sold MountainView Regional Rehabilitation Hospital in Morgantown, West Virginia to HealthSouth Corporation for $21.1 million, resulting in a gain of $2.3 million. In our January 31, 2012 press release announcing our preliminary financial results for the quarter and year ended December 31, 2011, we have included the operating results of this facility in discontinued operations for the current and all prior periods. Prior to the sale, we were earning $1.7 million of base rent per year.

Maturity of 6.125% Exchangeable Senior Notes due 2011

On November 15, 2011, we paid $9.2 million in connection with the maturity of our 6.125% Exchangeable Senior Notes due 2011.

We refer to the Emerus land acquisition, the acquisition of HUMC, the sale of our Sherman Oaks and Morgantown facilities and the maturity of our 6.125% Exchangeable Senior Notes due 2011 collectively as the “Fourth Quarter Events.”

Operating Facilities

At December 31, 2011, our portfolio consisted of 62 properties: 55 facilities (of the 60 facilities that we own, of which one is subject to long-term ground leases) were leased to 20 tenants, one was not under lease as it is under re-development, four were under development, and the remaining assets were in the form of first mortgage loans to a single operator. Our 55 leased facilities consisted of 20 general acute care hospitals, 19 long-term acute care hospitals, eight inpatient rehabilitation hospitals, two medical office buildings, and six wellness centers. The non-owned facilities on which we have made mortgage loans consist of general acute care facilities.

After giving effect to the Ernest Acquisition Transactions, as of December 31, 2011, our portfolio would have consisted of 78 properties: 67 facilities (of the 72 facilities that we own, of which two are subject to long-term ground leases) were leased to 21 tenants, one was not under lease as it was under re-development, four were under development, and the remaining assets were in the form of first mortgage loans to two operators.

The following table provides a summary of our facilities as of December 31, 2011 after giving effect to the Ernest Acquisition Transactions.

Type of Property	Number of Facilities	Number of licensed beds (1)	Number of square feet (1)	Investment (thousands) (1)	Weighted Average Lease Expiration (1)
General Acute Care Hospital	27	3,415	3,803,638	$948,354	9.8
Long-term Acute Care Hospital	27	1,695	1,617,209	468,283	14.0
Rehabilitation Hospital	16	847	968,098	336,278	15.2
Wellness Center	6	—	251,213	15,626	8.0
Medical Office Buildings	2	—	93,287	15,795	6.9

Total:	78	5,957	6,733,445	$1,784,336

(1)	Excludes investment of our Florence and Emerus development properties of approximately $30.9 million.

We believe that the Ernest Acquisition Transactions will enhance the size and quality of our healthcare portfolio, and add diversity by property type, operator and geographic location, as follows:

Increased Real Estate Assets and Rents: As of September 30, 2011, our total real estate assets and related loans were $1.5 billion. For the nine months ended September 30, 2011, our total revenues were $109.9 million and $104.3 million excluding straight-line rents. We expect that the facilities we expect to acquire/lease and mortgage in the Ernest Acquisition Transactions will generate initial revenues of $27.0 million. After giving effect to the Ernest Acquisition Transactions and the Fourth Quarter Events, our total real estate assets (including loans) would have been $1.9 billion as of September 30, 2011 (representing a 29.3% increase from results not giving effect to such transactions) and our total revenues would have been $146.0 million (representing a 32.8% increase).

Increased Diversification of Tenants/Operators: Total investments in our largest tenant, Prime Healthcare Services, Inc., or Prime, represented approximately 25.3% of our total assets as of December 31, 2011. After giving effect to the Ernest Acquisition Transactions, total investments in Prime would have represented approximately 20.3% of our total assets.

Increased Geographic Diversification: As of December 31, 2011, 26.8% of our portfolio was concentrated in California, based on percentage of total assets. After giving effect to the Ernest Acquisition Transactions, our geographic concentration in California would have been reduced to 21.6%, based on percentage of total assets as of December 31, 2011.

Extends Lease Maturity Schedule: The Ernest Acquisition Transactions and the Fourth Quarter Events will have the effect of extending our overall weighted average lease expiration from 10.7 to 11.9 years. Following consummation of the Ernest Acquisition Transactions and the Fourth Quarter Events, approximately 71.6 % of the total annualized rent of our portfolio of healthcare properties will have lease expirations beyond 2020.

Accretive Transactions: The Ernest Acquisition Transactions and the Fourth Quarter Events are expected to be immediately accretive to cash available for distribution to our stockholders, resulting in an improved payout ratio and stronger sustainability of our dividends.

The Offering

Issuer	Medical Properties Trust, Inc.

Shares of common stock to be offered by us	20,500,000 shares. We have also granted the underwriters a 30-day option to purchase up to 3,075,000 additional shares of our common stock.

Shares of common stock to be outstanding after this offering	131,286,183 shares (134,361,183 shares if the underwriters exercise their option to purchase additional shares from us in full).

NYSE symbol	MPW

Restrictions on ownership	Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Specifically, without the approval of our Board of Directors, no person or persons acting as a group may own more than 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $189.9 million ($218.7 million if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering to finance a portion of the Ernest Acquisition Transactions, which we anticipate will be consummated during the first quarter of 2012. This offering is not conditioned upon the successful completion of the Ernest Acquisition Transactions or any of our proposed sources of financing.

There is no assurance that the conditions required to consummate the Ernest Acquisition Transactions will be satisfied on the anticipated schedule or at all. In the event that we do not consummate the Ernest Acquisition Transactions, we plan to use the net proceeds of this offering for general corporate purposes, including debt repayment and funding future acquisitions and investments. See “Use of Proceeds” and “Risk Factors.”

The number of shares of common stock to be outstanding after this offering is based upon 110,786,183 shares outstanding as of December 31, 2011. The number of shares of common stock to be outstanding after this offering does not include:

•	110,000 shares reserved for issuance upon exercise of stock options outstanding as of December 31, 2011;

•	2,595,161 shares reserved for issuance in connection with equity-based compensation awards under our Second Amended and Restated 2004 Equity Incentive Plan as of December 31, 2011; and

•	6,632,964 shares reserved for issuance upon the exchange or redemption of our exchangeable senior notes due 2013 issued by MPT Operating Partnership, L.P. in 2008 as of December 31, 2011.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The summary historical consolidated financial data presented below as of December 31, 2010 and for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements and accompanying notes incorporated by reference herein. The summary historical consolidated financial data as of September 30, 2011 and for the nine months ended September 30, 2010 and 2011 has been derived from our unaudited consolidated financial statements, which are incorporated by reference herein. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of the results to be expected in the future.

We derived the summary unaudited pro forma consolidated financial data from our unaudited pro forma condensed consolidated financial statements set forth in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial statements are based on our audited and unaudited historical consolidated financial statements, which are incorporated by reference herein, and those of Ernest, which are incorporated by reference herein, after giving effect to the Ernest Acquisition Transactions. These unaudited pro forma condensed consolidated financial statements were prepared based upon the purchase method of accounting for the real estate acquired and our expected election to use the fair value option when accounting for our equity and loan investments in Ernest in accordance with GAAP and by applying the assumptions and adjustments described in the notes accompanying such financial statements. We do not expect to consolidate the financial statements of Ernest, which is how we have treated it for purposes of the unaudited pro forma condensed consolidated financial statements. The summary unaudited pro forma condensed consolidated financial statements presented below gives effect to the Ernest Acquisition Transactions as if they occurred on January 1, 2010 or January 1, 2011 for the pro forma operating data for December 2010 and nine months September 2011, respectively, and as of September 30, 2011 for the pro forma balance sheet data.

The unaudited pro forma condensed consolidated financial statements adjust the historical financial information to give effect to pro forma events that are directly attributable to the Ernest Acquisition Transactions, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Ernest Acquisition Transactions taken place on the dates noted, or the future financial position or operating results of our company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

You should read the following summary historical and unaudited pro forma consolidated financial data in conjunction with “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.” In addition, this information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, each of which is incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and Ernest’s consolidated financial statements and the related notes thereto, which are incorporated by reference herein from our Current Report on Form 8-K, filed by us with the SEC on January 31, 2012. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the prospectus accompanying this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,		Pro forma
(in thousands, except per share amounts)	2008 (1)	2009 (1)	2010 (1)	2010 (1)	2011 (1)	Year ended December 31, 2010	Nine months ended September 30, 2011
Operating data
Total revenue	$107,070	$118,809	$121,847	$90,095	$109,937	$166,329	$143,298
Depreciation and amortization	(22,385)	(22,628)	(24,486)	(18,100)	(24,678)	(29,736)	(28,616)
Property-related and general and administrative expenses	(23,757)	(24,898)	(32,942)	(23,901)	(24,243)	(32,928)	(24,108)
Impairment charge	—	—	(12,000)	(12,000)	(564)	(12,000)	(564)
Interest and other income	86	43	1,518	1,488	58	1,518	58
Debt refinancing costs	—	—	(6,716)	(6,556)	(14,214)	(6,716)	(14,214)
Interest expense	(42,424)	(37,656)	(33,993)	(26,106)	(32,462)	(40,463)	(37,234)

Income from continuing operations	18,590	33,670	13,228	4,920	13,834	46,004	38,620
Non-controlling interests share in earnings	(33)	(37)	(99)	(63)	(131)	(99)	(131)

Income from continuing operations attributable to Medical Properties common stockholders	$18,557	$33,633	$13,129	$4,857	$13,703	$45,905	$38,489

Other data
Dividends declared per share	$1.01	$0.80	$0.80	$0.60	$0.60	$0.80	$0.60
FFO information: (2)
Funds from operations			$36,931		$38,220	$74,958	$66,945
Normalized funds from operations			66,597		57,466	104,609	86,055
Adjusted funds from operations			81,483		58,813	116,368	85,057
FFO information per diluted share: (2)
Funds from operations			$0.37		$0.35	$0.63	$0.52
Normalized funds from operations			0.66		0.52	0.87	0.66
Adjusted funds from operations			0.81		0.53	0.97	0.66
Weighted-average shares diluted			100,708		110,576	119,902	129,770

	As of December 31, 2010 (1)	As of September 30, 2011 (1)	Pro forma as of September 30, 2011
(in thousands)
Balance sheet data
Real estate assets including mortgage loans—at cost	$1,197,369	$1,423,288	$1,723,288
Real estate accumulated depreciation and amortization	(76,094)	(100,772)	(100,772)
Other loans	50,985	56,131	149,331
Cash and equivalents	98,408	114,368	114,368
Other assets	78,146	102,674	107,474

Total assets	$1,348,814	$1,595,689	$1,993,689

Debt, net	$369,970	$649,013	$859,513
Other liabilities	79,268	109,012	109,012
Total Medical Properties Trust, Inc. stockholders’ equity	899,462	837,564	1,025,064
Non-controlling interests	114	100	100

Total equity	$899,576	$837,664	$1,025,164

Total liabilities and equity	$1,348,814	$1,595,689	$1,993,689

(1)	We invested $469.5 million, $15.6 million and $158.4 million in real estate in 2008, 2009 and 2010, respectively, and $85.7 million and $219.9 million during the nine months ended September 30, 2010 and 2011. The results of operations resulting from these investments are reflected in our consolidated financial statements from the dates invested. See Note 3 in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and Note 3 in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for further information on acquisitions of real estate, new loans and other investments. We funded these investments generally from issuing common stock, utilizing additional amounts of our revolving credit facility, incurring additional debt or from the sale of facilities. See Notes 4, 9 and 11 in Item 8 on our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and Notes 4, 5 and 9 in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 for further information regarding our debt, common stock and discontinued operations, respectively.

(2)	While we believe net income attributable to common stockholders, as defined by generally accepted accounting principles (GAAP), is the most appropriate measure, our management considers funds from operations (FFO), normalized FFO and adjusted FFO as appropriate supplemental measures given their wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time.

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with the NAREIT definition. FFO should not be viewed as a substitute measure of our operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

The following table presents a reconciliation of FFO, normalized FFO and adjusted FFO on an actual and pro forma basis to net income attributable to MPT common stockholders for the nine and twelve months ended September 30, 2011 and December 31, 2010:

	For the Nine Months Ended September 30, 2011		For the Twelve Months Ended December 31, 2010
	Actual	Pro forma	Actual	Pro Forma
FFO information:
Net income attributable to MPT common stockholders	$13,844	$38,630	$22,913	$55,690
Participating securities’ share in earnings	(861)	(860)	(1,254)	(1,254)

Net income, less participating securities’ share in earnings	$12,983	$37,770	$21,659	$54,436
Depreciation and amortization
Continuing operations	24,678	28,616	24,486	29,736
Discontinued operations	—	—	1,352	1,352
Gain on sale of real estate	(5)	(5)	(10,566)	(10,566)
Real estate impairment charge	564	564	—	—

Funds from operations	$38,220	$66,945	$36,931	$74,958
Write-off of straight line rent	—	—	3,694	3,694
Acquisition costs	3,186	3,050	2,026	2,011
Debt refinancing costs	14,214	14,214	6,716	6,716
Executive severance	—	—	2,830	2,830
Loan impairment charge	—	—	12,000	12,000
Write-off of other receivables	1,846	1,846	2,400	2,400

Normalized funds from operations	$57,466	$86,055	$66,597	$104,609
Share-based compensation	5,293	5,293	5,696	5,696
Debt costs amortization	2,771	3,052	4,722	5,096
Additional rent received in advance	(900)	(900)	9,400	9,400
Straight-line rent revenue	(5,817)	(8,443)	(4,932)	(8,433)

Adjusted funds from operations	$58,813	$85,057	$81,483	$116,368

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.12	$0.29	$0.22	$0.45
Depreciation and amortization
Continuing operations	0.22	0.23	0.22	0.26
Discontinued operations	—	—	0.03	0.01
Gain on sale of real estate	—	—	(0.10)	(0.09)
Real estate impairment charge	0.01	—	—	—

Funds from operations	$0.35	$0.52	$0.37	$0.63
Write-off of straight line rent	—	—	0.03	0.03
Acquisition costs	0.03	0.02	0.02	0.02
Debt refinancing costs	0.13	0.11	0.07	0.06
Executive severance	—	—	0.03	0.02
Loan impairment charge	—	—	0.12	0.10
Write-off of other receivables	0.01	0.02	0.02	0.02

Normalized funds from operations	$0.52	$0.67	$0.66	$0.88
Share-based compensation	0.05	0.04	0.06	0.04
Debt costs amortization	0.02	0.02	0.05	0.04
Additional rent received in advance	(0.01)	—	0.09	0.08
Straight-line rent revenue	(0.05)	(0.07)	(0.05)	(0.07)

Adjusted funds from operations	$0.53	$0.66	$0.81	$0.97

Weighted-average shares diluted	110,576	129,391	100,708	119,523

RISK FACTORS

An investment in our common stock involves various risks, including those described below and those included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, which is incorporated herein by reference. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in shares of our common stock.

We may fail to consummate the Ernest Acquisition Transactions or may not consummate it on the terms described herein.

This offering is expected to be consummated prior to the closing of the Ernest Acquisition Transactions. We expect to consummate the Ernest Acquisition Transactions during the first quarter of 2012, and intend to apply a portion of the net proceeds from this offering to fund a portion of the purchase price and related costs of the Ernest Acquisition Transactions. The consummation of the Ernest Acquisition Transactions, however, is subject to certain conditions, including conditions regarding certain regulatory approvals, and there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all.

This offering is not conditioned on completion of the Ernest Acquisition Transactions and by purchasing our common stock in this offering you are investing in us on a stand alone basis and recognize that we may not consummate the Ernest Acquisition Transactions or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Ernest Acquisition Transactions, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Ernest Acquisition Transactions would adversely affect our earnings per share and our ability to make distributions to stockholders.

We intend to incur additional debt in order to consummate the Ernest Acquisition Transactions, which may have a material adverse effect on our financial condition and results of operations, and our ability to make distributions to our stockholders.

We intend to incur additional debt in order to consummate the Ernest Acquisition Transactions. We intend to finance the Ernest Acquisition Transactions, including the related costs and expenses, with the net proceeds of this offering together with funds from additional financing arrangements, which may include borrowings under our revolving credit facility, borrowings under our new term loan facility, borrowings or net proceeds from other senior debt facilities or issuances, or a combination thereof. The sources of financing for the Ernest Acquisition Transactions will depend upon a variety of factors, including market conditions.

As of September 30, 2011, on a pro forma basis to give effect to the Transactions, we would have had total outstanding indebtedness of approximately $859.5 million and $269.5 million available to us for borrowing under our revolving credit facility. Depending on market conditions, we may increase or decrease the anticipated sources of debt financing that are reflected in the footnotes to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Capitalization.”

Our indebtedness could have significant adverse consequences on our business, such as:

•

requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•

restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;

•

exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.

Furthermore, as of September 30, 2011, in each case, on a pro forma basis to give effect to the Transactions, we would have had $250.1 million of indebtedness that bore interest at variable rates. In addition, our future borrowings may bear interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions that are contained in many of our debt instruments, including our revolving credit facility, the indenture governing our outstanding 6.875% senior notes due 2021 that were issued in 2011 (the “2011 Notes”) and are expected to be contained in our new term loan facility, we may incur significant additional indebtedness, including additional secured debt. Although the terms of these agreements contain or will contain restrictions on the incurrence of additional debt, these restrictions are or will be subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If we incur additional debt in the future, the risks described above could increase.

Our business and the market price of our common stock may be adversely affected if the Ernest Acquisition Transactions are not completed.

The Ernest Acquisition Transactions are subject to customary closing conditions. If the Ernest Acquisition Transactions are not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•

our management’s attention may be diverted from our day-to-day business and our employees and our relationships with customers may be disrupted as a result of efforts relating to attempting to consummate the Ernest Acquisition Transactions;

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Ernest Acquisition Transactions will be completed;

•	we must pay certain costs related to the Ernest Acquisition Transactions, such as legal and accounting fees and expenses, regardless of whether the Ernest Acquisition Transactions are consummated;

•	we would not realize the benefits we expect to realize from consummating the Ernest Acquisition Transactions; and

•	Ernest’s remedies will not be limited to liquidated damages and we may be compelled to take certain actions to specifically perform our obligation to consummate the Ernest Acquisition Transactions.

If the Ernest Acquisition Transactions are completed, we may be subject to additional risks.

In addition to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2010 relating to healthcare facilities that we may purchase from time to time, we would also be subject to additional risks if the Ernest Acquisition Transactions are consummated, including without limitation the following:

•	we have no previous business experience with the tenants at the Acquired Facilities, and we may face difficulties in the integration of them;

•

underperformance of the Acquired Facilities due to various factors, including unfavorable terms and conditions of the existing lease agreements relating to the facilities, disruptions caused by the integration of tenants with us or changes in economic conditions;

•	diversion of our management’s attention away from other business concerns;

•	exposure to any undisclosed or unknown potential liabilities relating to the Acquired Facilities; and

•	potential underinsured losses on the Acquired Facilities.

We cannot assure you that we would be able to integrate the Acquired Facilities without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

In addition, some of the properties may be acquired through the Ernest Acquisition Transactions of all of the ownership interests of the entity that owns such property. Such an acquisition at the entity level rather than the asset level may expose us to any additional risks and liabilities associated with the acquired entity.

We have made minority investments in the operators of certain of our healthcare facilities and the Ernest Acquisition Transactions contemplate that we will make a similar minority investment in the operator of the Ernest facilities; the cash flows from this investment are subject to more volatility than our cash flow from properties with traditional triple-net leasing structure.

We make minority investments in the operators of certain of our healthcare facilities and the Ernest Acquisition Transactions contemplate that we will make a similar investment in the operator of the Ernest facilities utilizing the Housing and Economic Recovery Act of 2008 and taxable REIT subsidiary structure. The Ernest Acquisition Transactions, if consummated, will result in us having a minority investment in the operator of the Ernest facilities. Accordingly, the cash flows on this investment will be dependent upon the operator of the Ernest facilities and will vary from time to time depending on the success of the operator. As a result, the cash flow from this investment may be more volatile than cash flow from rent pursuant to the triple-net lease agreements with our tenants and interest income from loans to our tenants. Our business, results of operations and financial condition may be adversely affected if the operator of the Ernest facilities fails to successfully operate the facilities efficiently, effectively and in a manner that is in our best interest.

Our revenues are dependent upon our relationship with, and success of, Ernest and Prime.

After giving effect to the Ernest Acquisition Transactions and the Fourth Quarter Events, as of September 30, 2011, our portfolio would have consisted of 78 properties: 67 facilities (of the 72 facilities that we own, of which two are subject to long-term ground leases) were leased to 20 tenants, one was not under lease as it was under re-development, four were under development, and the remaining assets were in the form of first mortgage loans to two operators. After giving effect to the Ernest Acquisition Transactions and the Fourth Quarter Events, as of September 30, 2011, affiliates of Prime would have leased or mortgaged 12 facilities, representing 21.7% of the original total cost of our operating facilities and mortgage loan and subsidiaries of Ernest would have leased or mortgaged 16 facilities, representing 20.8% of the original total cost of our operating facilities and mortgage loans. For the nine months ended September 30, 2011, on a pro forma basis to give effect to the Transactions and excluding revenue from properties sold in the fourth quarter, total revenue from Prime and Ernest would have been $32.4 million and $33.4 million, respectively, or 22.2% and 22.9%, respectively, of total revenue for the nine months ended September 30, 2011.

Our relationship with Prime and Ernest, and their respective financial performance and resulting ability to satisfy their lease and loan obligations to us are material to our financial results and our ability to service our debt and make distributions to our stockholders. We are dependent upon the ability of Prime and Ernest to make rent and loan payments to us, and their failure or delay to meet these obligations could have a material adverse effect on our financial condition and results of operations.

Taxable REIT subsidiaries are subject to corporate-level taxes and transactions with taxable REIT subsidiaries may be subject to excise tax.

In connection with the Ernest Acquisition Transactions, we intend to enter into multiple lease and other transactions with our taxable REIT subsidiary and its subsidiaries. A taxable REIT subsidiary may generally hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT but a taxable REIT subsidiary is also subject to applicable U.S. federal, state and local income taxes. In addition, under applicable rules, transactions such as leases between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis may be subject to a 100% excise tax. Imposition of a 100% excise tax could have a material adverse effect on our financial condition and results of operations and could adversely affect the trading price of our common stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated statements of income and balance sheet (which we refer to as the pro forma financial statements) adjust our historical consolidated financial statements for the acquisition of real estate of Ernest and new investments in loans to Ernest and equity interests in Ernest to illustrate the effect of the Ernest Acquisition Transactions. The pro forma financial statements were based on and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements;

•	our consolidated financial statements for the year ended December 31, 2010 and for the nine months ended September 30, 2011 and the notes relating thereto, incorporated herein by reference; and

•

the consolidated financial statements of Ernest for the year ended December 31, 2010 and for the nine months ended September 30, 2011 and the notes relating thereto, which are incorporated herein by reference to our Current Report on Form 8-K filed with the SEC on January 31, 2012.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Ernest Acquisition Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed consolidated statements of income (which we refer to as the pro forma statements of income), expected to have a continuing impact on our results. The pro forma statements of income for the year ended December 31, 2010 and for the nine months ended September 30, 2011, give effect to the Ernest Acquisition Transactions as if they occurred on January 1, 2010 and January 1, 2011, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet (which we refer to as the pro forma balance sheet) as of September 30, 2011, gives effect to the Ernest Acquisition Transactions as if they occurred on September 30, 2011.

As described in the accompanying notes, the unaudited pro forma condensed consolidated financial statements have been prepared using the acquisition method of accounting for the real estate acquired and based on our expected election to use the fair value option when accounting for the equity and loan investments in Ernest, in each case, in accordance with GAAP and the regulations of the SEC. We have been treated as the acquirer of real estate in the transaction for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma financial statements are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial statements. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the pro forma financial statements and our future results of operations and financial position.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what our results of operations and financial position would have been had the Ernest Acquisition Transactions been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of our company.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	Medical Properties Trust, Inc. Historical September 30, 2011	Ernest Pro Forma Adjustments		Medical Properties Trust, Inc. Pro Forma September 30, 2011
(in thousands, except per share amounts)		(A)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$1,258,288	$200,000		$1,458,288
Mortgage loans	165,000	100,000		265,000

Gross investment in real estate assets	1,423,288	300,000		1,723,288
Accumulated depreciation and amortization	(100,772)	—		(100,772)

Net investment in real estate assets	1,322,516	300,000		1,622,516
Cash and cash equivalents	114,368	—		114,368
Interest and rent receivable	28,822	—		28,822
Straight-line rent receivable	34,603	—		34,603
Other loans	56,131	93,200		149,331
Investment in Ernest	—	3,300	(B)	3,300
Other assets	39,249	1,500		40,749

Total Assets	$1,595,689	$398,000		$1,993,689

Liabilities and Equity
Liabilities
Debt, net	$649,013	$210,500	(C)	$859,513
Accounts payable and accrued expenses	57,666	—		57,666
Deferred revenue	23,576	—		23,576
Lease deposits and other obligations to tenants	27,770	—		27,770

Total liabilities	758,025	210,500		968,525
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—		—
Common stock, $0.001 par value. Authorized 150,000 shares; issued and outstanding—110,647 shares at September 30, 2011, actual, and 129,462 shares at September 30, 2011, as adjusted	111	19		130
Additional paid in capital	1,054,040	189,481		1,243,521
Distributions in excess of net income	(204,343)	(2,000)		(206,343)
Accumulated other comprehensive loss	(11,982)	—		(11,982)
Treasury shares, at cost	(262)	—		(262)

Total Medical Properties Trust, Inc. stockholders’ equity	837,564	187,500		1,025,064

Non-controlling interests	100	—		100

Total equity	837,664	187,500		1,025,164

Total Liabilities and Equity	$1,595,689	$398,000		$1,993,689

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

	Medical Properties Trust, Inc. Historical For the Nine Months Ended September 30, 2011	Ernest Pro Forma Adjustments		Medical Properties Trust, Inc. Pro Forma For the Nine Months Ended September 30, 2011
(In thousands, except per share amounts)
Revenues
Rent billed	$88,519	$13,500	(D)	$102,019
Straight-line rent	5,606	2,626	(E)	8,232
Interest and fee income	15,812	17,235	(F)	33,047

Total revenues	109,937	33,361		143,298
Expenses
Real estate depreciation and amortization	24,678	3,938	(G)	28,616
Impairment charge	564	—		564
Property-related	629	—		629
Acquisition expenses	3,186	(135)	(H)	3,051
General and administrative	20,428	—		20,428

Total operating expenses	49,485	3,803		53,288

Operating income	60,452	29,558		90,010
Other income (expense)
Interest and other income	58	—		58
Earnings of Ernest	—	—	(I)	—
Debt refinancing costs	(14,214)	—		(14,214)
Interest expense	(32,462)	(4,772)	(J)	(37,234)

Net other expense	(46,618)	(4,772)		(51,390)

Income from continuing operations	13,834	24,786		38,620
Non-controlling interest share in earnings	(131)	—		(131)

Income from continuing operations attributable to MPT common stockholders	$13,703	$24,786		$38,489

Earnings per common share—basic and diluted:
Income from continuing operations attributable to MPT common stockholders	$0.12	$0.17		$0.29
Weighted average shares outstanding—basic	110,568	18,815	(K)	129,383
Weighted average shares outstanding—diluted	110,576	18,815	(K)	129,391

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

	Medical Properties Trust, Inc. Historical For the Twelve Months Ended December 31, 2010	Ernest Pro Forma Adjustments		Medical Properties Trust, Inc. Pro Forma For the Twelve Months Ended December 31, 2010
(In thousands, except per share amounts)
Revenues
Rent billed	$92,785	$18,000	(D)	$110,785
Straight-line rent	2,074	3,502	(E)	5,576
Interest and fee income	26,988	22,980	(F)	49,968

Total revenues	121,847	44,482		166,329
Expenses
Real estate depreciation and amortization	24,486	5,250	(G)	29,736
Impairment charge	12,000	—		12,000
Property-related	4,407			4,407
Acquisition expenses	2,026	(14)	(H)	2,012
General and administrative	26,509			26,509

Total operating expenses	69,428	5,236		74,664

Operating income	52,419	39,246		91,665
Other income (expense)
Interest and other income	1,518	—		1,518
Earnings of Ernest	—	—	(I)	—
Debt refinancing costs	(6,716)	—		(6,716)
Interest expense	(33,993)	(6,470)	(L)	(40,463)

Net other expense	(39,191)	(6,470)		(45,661)

Income from continuing operations	13,228	32,776		46,004
Non-controlling interest share in earnings	(99)	—		(99)

Income from continuing operations attributable to MPT common stockholders	$13,129	$32,776		$45,905

Earnings per common share—basic and diluted:
Income from continuing operations attributable to MPT common stockholders	$0.12	$0.25		$0.37
Weighted average shares outstanding—basic	100,706	18,815	(K)	119,521
Weighted average shares outstanding—diluted	100,708	18,815	(K)	119,523

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A) On January 31, 2012, we entered into definitive agreements to purchase the real estate of and provide mortgage loan financing to Ernest and acquire 49% interest in Ernest Holdings. We plan to finance this transaction with the combination of proceeds from this offering, borrowings under our revolving credit facility and our term loan. The sources and uses of the Ernest Acquisition Transactions are as follows:

Sources:
Common Stock	$200,000
Proceeds from term loan	80,000
Borrowings under revolving credit facility	130,500

Total sources	$410,500

Uses:
Real estate acquired of Ernest	$200,000
Mortgage loan to Ernest	100,000
Acquisition loan to Ernest	93,200
Equity investment in Ernest	3,300
Estimated legal, accounting, consulting, travel and related expenses	14,000

Total uses	$410,500

(B) Equity investment in Ernest assumes our election of the fair value option when accounting for this investment.

(C) Consists of $80.0 million of borrowings under our new term loan facility and $130.5 million of borrowings under our revolving credit facility.

(D)	Real estate assets acquired and leased	$200,000
	Initial lease rate per master sublease agreement	9%

	Annualized rent billed	$18,000

	Rent billed for nine months	$13,500

(E) Straight line rent assumes $200 million of real estate assets acquired, leased at an initial 9% rate with minimum annual rent escalations of 2%, and a 20 year term.

(F)

Mortgage loans	$100,000
Initial interest rate	9%

Annual interest income from mortgage loans	$9,000
Acquisition loan	$93,200
Initial interest rate	15%

Annual interest income from acquisition loan	$13,980

Total annual interest income	$22,980

Total interest income for nine months	$17,235

(G) Depreciation based off the following assumptions:

	Estimated Value Allocated	Estimated Useful Life	Estimated Depreciation Expense
Land	$10,000	Not applicable	$—
Intangibles	20,000	20 years	1,000
Building	170,000	40 years	4,250

	$200,000		$5,250	Annual amount

			$3,938	Nine months amount

(H) Excludes acquisition expenses incurred during the period because acquisition assumed to be completed as of the beginning of the year.

(I) Assumes we have elected the fair value option when accounting for our equity interest in Ernest and our initial investment equates to fair value.

(J) Incremental interest expense estimated as follows:

	Borrowing	Interest Rate		Incremental Interest Expense
New term loan	$80,000	2.47	% (1)	$(1,978)
Revolving credit facility	130,500	3.07	% (1)	(4,010)
Incremental debt issuance cost amortization—new term loan				(199)
Incremental debt issuance cost amortization—revolving credit facility				(176)

Total annual incremental interest expense				$(6,363)

Incremental interest expense for nine months				$(4,772)

(1)	Assumes term loan interest using a 2.25% spread plus average LIBOR rate of 0.22% and revolver interest using a 2.85% spread plus average LIBOR rate of 0.22%. If in the future we were to repay the outstanding balance on our revolving credit facility with the issuance of debt securities at prevailing market rates, we estimate our interest expense could increase within a range of $2.9 million to $3.8 million.

(K) Increase in shares as a result of this equity offering. See footnote (A).

(L) Incremental interest expense estimated as follows:

	Borrowing	Interest Rate		Incremental Interest Expense
New term loan	$80,000	2.52	% (1)	$(2,019)
Revolving credit facility	130,500	3.12	% (1)	(4,076)
Incremental debt issuance cost amortization—New term loan				(199)
Incremental debt issuance cost amortization—Revolving credit facility				(176)

Total annual incremental interest expense				$(6,470)

(1)	Assumes term loan interest using a 2.25% spread plus average LIBOR rate of 0.27% and revolver interest using a 2.85% spread plus average LIBOR rate of 0.27%. If in the future we were to repay the outstanding balance on our revolving credit facility with the issuance of debt securities at prevailing market rates, we estimate our interest expense could increase within a range of $3.8 million to $5.1 million.

USE OF PROCEEDS

We expect to receive approximately $189.9 million in net proceeds from the sale of the common stock to be issued in this offering ($218.7 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering to finance a portion of the Ernest Acquisition Transactions, which we anticipate will be consummated during the first quarter of 2012. Pending such use of the net proceeds from this offering, we intend to invest the net proceeds in short-term interest-bearing securities.

We expect that the remainder of the financing for the Ernest Acquisition Transactions, including the related costs and expenses, will be funded through additional financing arrangements, which may include borrowings under our revolving credit facility, borrowings under our new term loan facility, borrowings or net proceeds from other senior debt facilities or issuances, or a combination thereof. The sources of financing for the Ernest Acquisition Transactions will depend upon a variety of factors, including market conditions.

The following table assumes we consummate the Ernest Acquisition Transactions and summarizes the approximate sources and approximate uses of the funds from the Transactions. Even if we consummate the Ernest Acquisition Transactions on the terms described herein, the actual sources of funds may be different. This offering is not conditioned upon the successful completion of the Ernest Acquisition Transactions or any other potential source of financing.

Sources (in thousands)		Uses
Gross proceeds from common stock offered hereby (1)	$199,875	Financing Ernest Acquisition Transactions	$396,500
Borrowings under our revolving credit facility (2)	130,120	Fees and expenses relating to the Transactions (4)	13,495
Borrowings under our new term loan facility (2)(3)	80,000

Total Sources	$409,995	Total Uses	$409,995

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.

(2)	For purposes of this section and “Capitalization,” we have assumed that we will use borrowings under our revolving credit facility and our new term loan facility in the amounts indicated to finance the cost of the Ernest Acquisition Transactions, including related costs and expenses, after applying the net proceeds from this offering, however, our actual sources of additional financing may differ depending on a variety of factors, including market conditions and we may decide to access the debt capital markets if market conditions are attractive.

(3)	See “Prospectus Supplement Summary—Recent Developments—Credit Facilities.” We cannot assure you that we will be able to successfully establish our new term loan facility on the terms described herein or at all.

(4)	Amount reflects the estimate of fees and expenses associated with the Transactions, including the fee payable to RBC Capital Markets, LLC, a joint bookrunning manager in this offering, with respect to financial advisory services provided in connection with the Ernest Acquisition Transactions, underwriting discounts and commissions for this offering, the credit facility arrangement fee as well as legal, accounting and other professional fees related to the Transactions.

In the event that we do not consummate the Ernest Acquisition Transactions, we plan to use the net proceeds of this offering for general corporate purposes, including debt repayment and funding future acquisitions and investments. There can be no assurance that the conditions required to consummate the Ernest Acquisition Transactions will be satisfied on the anticipated schedule or at all. See “Risk Factors.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011:

•	on an actual basis;

•

on an as adjusted basis giving effect to the sale of our common stock in this offering after deducting the underwriting discounts and commissions and our estimated offering expenses and assuming no exercise of the underwriters’ option to purchase additional shares; and

•	on a pro forma basis giving effect to:

(1) the offering and sale of our common stock in this offering after deducting the underwriting discounts and commissions and our estimated offering expenses and assuming no exercise of the underwriters’ option to purchase additional shares;

(2) borrowings of $130.1 million under our revolving credit facility;

(3) borrowings of $80.0 million under our new term loan facility; and

(4) application of the net proceeds from this offering and the borrowings under our revolving credit facility and new term loan facility to finance the Ernest Acquisition Transactions, and the fees, costs and expenses related thereto as described in “Use of Proceeds.”

We have assumed that we will use borrowings under our revolving credit facility and our new term loan facility in the amounts indicated to finance the cost of the Ernest Acquisition Transactions after applying the portion of the net proceeds from this offering that will be used to finance the Ernest Acquisition Transactions, however, our actual sources of financing may differ depending on a variety of factors, including market conditions. Accordingly, the actual amounts may differ materially from those shown below in the “As adjusted” and “Pro forma” columns.

	As of September 30, 2011
(amounts in thousands except par value)	Actual	As adjusted	Pro forma
Cash and cash equivalents	$114,368	$304,248	$114,368

Indebtedness:
Revolving credit facility (1)	$—	$—	$130,120
New term loan facility (2)	—	—	80,000
MPT of North Cypress, L.P. revolving credit facility (3)	39,600	39,600	39,600
6.875% senior notes due 2021	450,000	450,000	450,000
6.125% exchangeable senior notes due 2011 (net of $23 in discounts) (4)	9,152	9,152	9,152
9.25% exchangeable senior notes due 2013 (net of $225 in discounts)	10,775	10,775	10,775
Senior unsecured notes due 2016 (5)	125,000	125,000	125,000
Northland mortgage loan (6)	14,486	14,486	14,486

Total long-term debt	$649,013	$649,013	$859,133
Non-controlling interests	$100	$100	$100
Medical Properties Trust, Inc. stockholders’ equity:
Preferred stock, $0.001 par value: 10,000 shares authorized; no shares outstanding, actual, as adjusted and pro forma	$—	$—	$—
Common stock, $0.001 par value: 150,000 shares authorized; 110,647 shares issued and outstanding, actual; 131,147 shares issued and outstanding, as adjusted; 131,147 shares issued and outstanding, pro forma	111	131	131
Additional paid-in-capital	1,054,040	1,243,900	1,243,900
Distributions in excess of net income	(204,343)	(204,343)	(206,343)
Accumulated other comprehensive income	(11,982)	(11,982)	(11,982)
Treasury shares, at cost	(262)	(262)	(262)

Total Medical Properties Trust, Inc. stockholders’ equity	$837,564	$1,027,444	$1,025,444

Total capitalization	$1,486,677	$1,676,557	$1,884,677

(1)	On April 26, 2011, we entered into the revolving credit facility, which provides for a $330.0 million revolving credit facility. We expect to exercise the accordion feature under our revolving credit facility in an amount of $70.0 million. See “Prospectus Supplement Summary—Recent Developments—Credit Facilities.”

(2)	Our new term loan facility is expected to provide for a $80.0 million term loan. We expect to enter into the agreement governing our new term loan facility concurrently with the closing of the Ernest Acquisition Transactions. See “Prospectus Supplement Summary—Recent Developments—Credit Facilities.” We cannot assure you that we will be able to successfully establish our new term loan facility on the terms described herein or at all.

(3)	One of our subsidiaries, MPT of North Cypress, L.P., a Delaware limited partnership, is the borrower under a $42.0 million revolving credit facility that matures in 2012 that will not be repaid or terminated in connection with the Transactions. As of September 30, 2011, we had $39.6 million outstanding under the MPT of North Cypress, L.P. revolving credit facility.

(4)	The principal amount of the 6.125% Exchangeable Senior Notes due 2011 became due and was paid on November 15, 2011. See “Prospectus Supplement Summary—Recent Developments.”

(5)	At September 30, 2011, $65.0 million of our senior notes were fixed at a rate of 5.507% pursuant to our interest rate swap in effect at that time, while $60.0 million of our senior notes were fixed at a blended rate of 7.52%.

(6)	In connection with our acquisition of the Northland LTACH Hospital on February 14, 2011, we assumed a $16.1 million mortgage that matures in January 2018.

You should read the above table in conjunction with the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” included herein and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus and the consolidated financial statements and related notes of Ernest, which are incorporated into this prospectus supplement and the accompanying prospectus by reference to our Current Report on Form 8-K filed with the SEC on January 31, 2012.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “MPW.” The following table sets forth the high and low sales prices for our common stock for the periods indicated, as reported by the New York Stock Exchange Composite Tape, and the distributions declared by us with respect to each such period.

	High	Low	Distribution
Year ended December 31, 2009
First quarter	$6.76	$2.76	$0.20
Second quarter	6.96	3.50	0.20
Third quarter	8.24	5.63	0.20
Fourth quarter	10.57	7.50	0.20
Year ended December 31, 2010
First quarter	$11.42	$9.15	$0.20
Second quarter	11.10	7.98	0.20
Third quarter	10.47	8.99	0.20
Fourth quarter	11.65	10.00	0.20
Year ended December 31, 2011
First quarter	$11.74	$10.60	$0.20
Second quarter	12.45	11.15	0.20
Third quarter	12.65	8.76	0.20
Fourth quarter	10.50	8.17	0.20
Year ending December 31, 2012
First quarter (through February 1, 2012)	$10.83	$9.80	$—

On February 1, 2012, the closing price for our common stock, as reported on the New York Stock Exchange, was $10.14 per share. As of January 29, 2012, there were 95 holders of record of our common stock.

Dividend policy

We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income, if any, so as to avoid paying significant corporate level income tax and excise tax on our REIT income and to qualify for the tax benefits accorded to REITs under the Internal Revenue Code of 1986, as amended, or the Code. In order to maintain our status as a REIT, we must distribute to our stockholders an amount equal to at least 90% of our REIT taxable income, excluding net capital gain. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend, among other things, upon:

•	our actual results of operations;

•	the rent received from our tenants;

•	the ability of our tenants to meet their other obligations under their leases and their obligations under their loans from us;

•	debt service requirements;

•	capital expenditure requirements for our facilities;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code; and

•	other factors that our board of directors may deem relevant.

We cannot assure you that we will pay future quarterly distributions at the levels set forth in the table above, or at all.

To the extent consistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to make distributions to stockholders will depend on our receipt of distributions from our operating partnership, may be limited by the terms of the agreements governing our existing and future indebtedness.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-United States Stockholders”).

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of our company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•

the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test (or for our taxable year ended December 31, 2004, the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test), multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6)	not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We will treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” We have formed and made taxable REIT subsidiary elections with respect to MPT TRS, a Delaware corporation formed in January 2004, MPT Covington TRS, Inc., a Delaware corporation formed in January 2010 and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. Ernest will also be a TRS as a result of the Ernest Acquisition Transactions. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a healthcare facility, though for tax years beginning after July 30, 2008 a healthcare facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. has been formed specifically for the purpose of leasing a healthcare facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the Service holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, and we will structure leases with the subsidiaries of Ernest in a similar manner and may structure other such transactions in the future.

Gross income tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income and gain also will be excluded from the 75% gross income test. For items of income and gain recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from real property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. Presently we own a less than 10% ownership interest in each of two tenant entities. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, MPT Covington TRS, Inc. has acquired a greater than 10% equity interest in an entity to which it subleases a healthcare facility which is operated by an eligible independent operator. We have obtained a private letter ruling from the Service indicating that the ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. or disqualify the rents paid by MPT Covington TRS, Inc. to us from being treated as qualifying income under the 75% and 95% gross income tests. We may structure future transactions in a similar manner. However, there is no assurance that the IRS will not take a contrary position with respect to the structuring of such other transactions. The Ernest Acquisition Transactions are also structured in a similar manner with the exception that the existing management of Ernest and its subsidiaries will be the manager of the acquired or mortgaged facilities. At present existing management operates Ernest and its subsidiaries as officer and employees. Although certain management personnel will remain as officers of Ernest, they will be employees of and compensated by ManageCo. We believe that ManageCo will meet the definition of an eligible independent contractor under Section 856(d)(9) of the Code. Section 856(d)(9) defines “eligible independent contractor” as any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified healthcare facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. In addition, MPT TRS, and MPT Covington TRS, Inc. have made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

As described above, we currently own 100% of the stock of MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, Inc., all of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, for tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined in section 856(e)(6)(D) of the Code), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined in section 856(d)(9) of the Code, as amended under the Housing and Economic Recovery Tax Act of 2008 (the “2008 Act”)), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have formed and made a taxable REIT subsidiary election with respect to MPT Covington TRS, Inc. for the purpose of leasing a qualified healthcare facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the rent received by us from MPT Covington TRS, Inc. will qualify as rent from real property under these exceptions. We have since structured leases with taxable REIT subsidiaries in a similar manner and will structure leases with the subsidiaries of Ernest in a similar manner.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified healthcare property” means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income or gain will also be excluded from the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign currency gain. For gains and items of income recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

The 2008 Act further provides that any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to satisfy gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

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real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

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investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets (20% for tax years beginning prior to January 1, 2009), irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS and MPT Covington TRS, Inc., two of our taxable REIT subsidiaries, have made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

MPT Covington TRS, Inc. leases a healthcare facility from us and subleases it to a tenant in which it owns a greater than 10% interest. The facility is operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have since structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner and will structure the leases to the subsidiaries of

Ernest in a similar manner. If the IRS successfully challenged the taxable REIT subsidiary status of MPT Covington TRS, Inc. or MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT Covington TRS, Inc. or MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See—Requirements for Qualification—“Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

The Internal Revenue Service has recently issued Revenue Procedure 2010-12, amplifying and superseding Revenue Procedure 2008-68, which provides temporary relief to publicly traded REITs seeking to preserve liquidity by making elective cash/stock dividends. Under Revenue Procedure 2010-12, a REIT may treat the entire dividend, including the stock portion, as a taxable dividend distribution thereby qualifying for the dividends-paid deduction provided certain requirements are satisfied. The cash portion of the dividend may be as low as 10%. Revenue Procedure 2010-12 is applicable to a dividend that is declared on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011.

Recordkeeping requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

Taxation of Taxable United States stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Distributions paid to a United States stockholder generally will not qualify for the maximum 15% tax rate in effect for “qualified dividend income” for tax years through 2012. Without future congressional action, qualified dividend income will be taxed at ordinary income tax rates starting in 2013. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the current 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as 15% or 25% rate distributions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital gains and losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Information reporting requirements and backup withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “Taxation of Non-United States Stockholders.”

Taxation of tax-exempt stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of U.S. federal, state and local income and non-U.S. tax laws on ownership of shares of common stock, including any reporting requirements.

A non-United States stockholder that receives a distribution which (1) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (2) we do not designate as a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably to, dividends from REITs. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-United States stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We may, therefore, withhold at a rate of 10% on any portion of a distribution to the extent we determined it is not subject to withholding at the 30% rate described above.

Furthermore, recently enacted legislation will require, after December 31, 2013, withholding at a rate of 30 percent on dividends in respect of, and, after December 31, 2014, gross proceeds from the sale of, our common stock held by certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-US entities that are wholly or partially owned by United States persons. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-US entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-United States stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property located in the United States or the Virgin Islands and stocks in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of United States real property interests. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

For taxable years beginning on and after January 1, 2005, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of the class of our stock on which the distributions are made for the one year period ending on the date of distribution. As a result, non-United States stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to new “wash sale” rules under FIRPTA, a non-United States stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

•

the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

Other tax consequences

Tax aspects of Medical Properties’ Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as either partnerships or disregarded entities for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income taxation of the partnerships and their partners

Partners, not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If a Partnership is classified as a partnership, we will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If a Partnership is classified as a disregarded entity, the Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a partnership’s property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS and MPT Covington TRS, Inc., as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of our assets (20% for tax years beginning prior to January 1, 2009) may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. For tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property,” operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor,” are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility, though for tax years beginning after July 30, 2008 a healthcare facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. has been formed for the purpose of, and is currently, leasing a healthcare facility from us, subleasing that facility to an entity in which MPT Covington TRS, Inc. owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements of the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner and we will structure leases with the subsidiaries of Ernest in a similar manner and may structure other such transactions in the future.

State and local taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,612,500
J.P. Morgan Securities LLC	4,612,500
Deutsche Bank Securities Inc.	3,075,000
KeyBanc Capital Markets Inc.	2,870,000
RBC Capital Markets, LLC	3,075,000
SunTrust Robinson Humphrey, Inc.	820,000
Morgan Keegan & Company, Inc.	615,000
Raymond James & Associates, Inc.	410,000
JMP Securities LLC	205,000
Stifel, Nicolaus & Company, Incorporated	205,000

Total	20,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.23 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$9.75	$199,875,000	$229,856,250
Underwriting discount	$.39	$7,995,000	$9,194,250
Proceeds, before expenses, to us	$9.36	$191,880,000	$220,662,000

The expenses of the offering, not including the underwriting discount, are estimated at $2.0 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 3,075,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “MPW.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain affiliates of the underwriters act as lenders and/or agents under our revolving credit facility and our proposed new term loan facility. In connection with the Ernest Acquisition Transactions, we agreed to pay RBC Capital Markets, LLC a customary fee for financial advisory services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for this prospectus supplement and the accompanying prospectus. The shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. The general summary of material U.S. federal income tax considerations beginning on page S-28 of this prospectus supplement under the heading “United States Federal Income Tax Considerations” has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will act as legal counsel to the underwriters.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the years for the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Prime Healthcare Services, Inc. for the years ended December 31, 2010 and December 31, 2009, as included in our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and incorporated herein by reference, have been audited by Moss Adams LLP, independent auditors, as stated in their report incorporated by reference, and upon the authority of Moss Adams LLP as experts in accounting and auditing

The consolidated financial statements of Ernest Health, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 31, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Medical Properties Trust, Inc.

Common Stock

Preferred Stock

This prospectus relates to common stock and preferred stock that we may sell from time to time in one or more offerings on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MPW.”

Investing in our securities involves various risks. See “Risk Factors” on page 5 for more information relating to the risks associated with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of any combination of the securities described in this prospectus and may sell such securities, at any time and from time to time, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

All references to “MPW,” “Company,” “we,” “our” and “us” refer to Medical Properties Trust, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of our debt and equity securities;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	factors referenced herein under the section captioned “Risk Factors”;

•

factors referenced in our most recent Annual Report on Form 10-K for the year ended December 31, 2009, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business”;

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental, contingencies, other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare regulatory requirements; and

•	the impact of the recent credit crisis and global economic slowdown, which has had and may continue to have a negative effect on the following, among other things:

•

the financial condition of our tenants, our lenders, counterparties to our capped call transactions and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT MEDICAL PROPERTIES TRUST

Overview

We are a self-advised real estate investment trust (“REIT”) that acquires, develops, leases and makes other investments in healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to healthcare operators pursuant to long-term net leases, which require the tenant to bear most of the costs associated with the property. In addition, we make long-term, interest-only mortgage loans to healthcare operators, and from time to time, we also make working capital and acquisition loans to our tenants.

We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. We have operated as a REIT since April 6, 2004, and accordingly, elected REIT status upon the filing in September 2005 for our calendar year 2004 Federal income tax return. To qualify as a REIT, we make a number of organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. As a REIT, we are not subject to corporate federal income tax with respect to income distributed to our stockholders. See Note 5 of Item 7 in Part II of the Annual Report on Form 10-K for information on income taxes.

We conduct substantially all of our business through our subsidiaries, MPT Operating Partnership, L.P., our operating partnership, and MPT Development Services, Inc., our taxable REIT subsidiary.

Our primary business strategy is to acquire and develop real estate and improvements, primarily for long-term lease to providers of healthcare services such as operators of general acute care hospitals, inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare oriented facilities. We also make long-term, interest only mortgage loans to healthcare operators, and from time to time, we also make operating, working capital and acquisition loans to our tenants.

At December 31, 2009, our portfolio consisted of 51 properties: 45 facilities (of the 48 facilities that we own) are leased to 14 tenants, three are presently not under lease, and the remaining three assets are in the form of first mortgage loans to two operators. Our owned facilities consisted of 21 general acute care hospitals, 13 long-term acute care hospitals, 6 inpatient rehabilitation hospitals, 2 medical office buildings, and 6 wellness centers. The non-owned facilities on which we have made mortgage loans consist of general acute care facilities.

Our investment in healthcare real estate, including mortgage loans and other loans to certain of our tenants, is considered a single reportable segment. All of our investments are located in the United States.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. We have included our web address as an inactive textual reference only.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only. In addition, you may read our SEC filings at the offices of the New York Stock Exchange (the “NYSE”), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is traded on the NYSE under the symbol of “MPW.”

We maintain an Internet website that contains information about us at http://www.medicalpropertiestrust.com. The information on our website is not a part of this prospectus, and the reference to our website is intended to be an inactive textual reference only.

This prospectus is part of our registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more details concerning the Company and any securities offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraphs.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	the description of our common stock included in the Form 8-A filed on July 5, 2005 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide, upon oral or written request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with this prospectus. Any person, including any beneficial owner may request a copy of these filings, including exhibits at no cost, by contacting:

Investor Relations, Medical Properties Trust

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

by telephone at (205) 969-3755

by facsimile at (205) 969-3756

by e-mail at clambert@medicalpropertiestrust.com

or by visiting our website, http://www.medicalpropertiestrust.com. The information contained on our website is not part of this prospectus and the reference to our website is intended to be an inactive textual reference only.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties as suitable opportunities arise, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending application of cash proceeds, we may use the net proceeds to temporarily reduce borrowings under our revolving credit facility or we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Ratio of Earnings to Fixed Charges	2.05x	1.59x	1.82x	2.03x	1.92x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.05x	1.59x	1.82x	2.03x	1.92x

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest expense portion of rent. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material provisions of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are on file with the SEC. We recommend that you review these documents. See “Where You Can Find More Information.”

Authorized Stock

Our charter authorizes us to issue up to 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we have 80,414,982 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval.

Common Stock

We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. All shares of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for the common stock.

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under MGCL a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business unless approved by the corporation’s board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. The preferred stock, when issued, will be fully paid and non-assessable and will have no preemptive rights. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of our initial public offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (1) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (2) 9.8% of the number or value, whichever is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.” The ownership limit in our charter is more restrictive than the restrictions on ownership of our common stock imposed by the Code.

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

Our charter generally prohibits:

•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code; and

•

any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner, or the purported owner, as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland General Corporation Law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland General Corporation Law and our charter and bylaws. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of our directors is to be established by our board of directors but may not be fewer than one nor, under the MGCL, more than 15. Currently, our board is comprised of eight directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of our directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.

Pursuant to our charter, each member of our board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members’ terms expiring at the annual meeting of stockholders to be held in 2010. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of votes cast. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

Maryland law prohibits “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by Maryland law, our charter includes a provision excluding our company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute. There can be no assurance, however, that we will not opt into the business combination provisions of the MGCL at a future date.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the “dissenters” rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that we will not opt into the control share acquisition provisions of the MGCL in the future.

Maryland Unsolicited Takeover Act

Maryland law also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect, by resolution of the board of directors or by provision in its charter or bylaws and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following corporate governance provisions:

•	the board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation;

•	a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	the board of directors may reserve for itself the right to fix the number of directors and to fill vacancies created by the death, removal or resignation of a director;

•	a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•

provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. While applicability of these provisions is already addressed by our charter, the law would permit our board of directors to override the relevant provisions in our charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

Amendment to Our Charter

Pursuant to the MGCL, our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter, except that our board of directors is able, without stockholder approval, to amend our charter to change our corporate name or the name or designation or par value of any class or series of stock.

Dissolution of Our Company

A voluntary dissolution of our company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law.

Nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Indemnification and Limitation of Directors and Officers Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities, unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any claim to which he or she is made a party by reason of his or her service in that capacity.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves to indemnify and our bylaws do obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above.

Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

This provision for indemnification of our directors and officers does not limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that, with the approval of our board of directors, we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity. We have entered into indemnification agreements with each of our directors and executive officers, and we maintain a directors and officers liability insurance policy. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

We have summarized the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of our operating partnership, which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which has previously been filed with the SEC and which we incorporate by reference in this prospectus and any accompanying prospectus supplements. See “Where You Can Find More Information.”

Management of Our Operating Partnership

MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and was last amended and restated on July 31, 2007. Pursuant to the partnership agreement, as the sole equity owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership’s line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

•

as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

we are the surviving entity in the transaction and either (1) our stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

Capital Contribution

We contributed the net proceeds of our April 2004 private placement and subsequent public offerings as capital contributions in exchange for units of our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company’s stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

Redemption Rights

Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Under Section 8.04 of the partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

•	result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:

•

a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•

a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The operating partnership will have perpetual existence, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

•	an election by us in our capacity as the owner of the sole general partner of the operating partnership.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-United States Stockholders”).

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “— Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•

the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test (or for our taxable year ended December 31, 2004, the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test), multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements.    A REIT is a corporation, trust or association that meets each of the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests.

We will treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 and MPT Covington TRS, Inc., a Delaware corporation formed in January 2010. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a healthcare facility, though for tax years beginning after July 30, 2008 a healthcare facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. Although it has not yet entered into a lease, MPT Covington TRS, Inc. has been formed specifically for the purpose of leasing a healthcare facility from us, subleasing that facility to an entity in which it will own an equity interest, and having that facility operated by an eligible independent contractor. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See “— Income Taxation of the Partnerships and Their Partners — Taxable REIT Subsidiaries.”

Gross Income Tests.    We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income and gain also will be excluded from the 75% gross income test. For items of income and gain recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. Presently we own a less than 10% ownership interest in each of two tenant entities. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, we anticipate that MPT Covington TRS, Inc. will acquire greater than 10% of equity interests in an entity to which it will sublease a healthcare facility. We intend to structure the ownership of the entities and the operation of the facility so as to not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. or disqualify the rents paid by MPT Covington TRS, Inc. to us from being treated as qualifying income under the 75% and 95% gross income tests. In addition, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., has made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests.

As described above, we currently own 100% of the stock of MPT Development Services, Inc. and MPT Covington TRS, Inc., both of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, for tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined in section 856(e)(6)(D) of the Code), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined in section 856(d)(9) of the Code, as amended under the Housing and Economic Recovery Tax Act of 2008 (the “2008 Act”)), are qualifying rental income for purposes of the 75% and 95% gross income tests. Although it has not yet entered into a lease, we have formed and made a taxable REIT subsidiary election with respect to MPT Covington TRS, Inc. for the purpose of leasing a qualified healthcare facility from us, subleasing that facility to an entity in which it will own an equity interest, and having that facility operated by an eligible independent contractor. We will seek to structure the rental arrangements with by MPT Covington TRS, Inc., and any other TRS with which we may enter into a lease in the future, so that under those arrangements rent received will qualify as rents from real property under these exceptions.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT Development Services, Inc., one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT Development Services, Inc. will not be included as income for purposes of the gross income tests.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified healthcare property” means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test (but not the 75% gross income test). For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income or gain will also be excluded from the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain.    For gains and items of income recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

The 2008 Act further provides that any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests.    To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•

real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

•

investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets (20% for tax years beginning prior to January 1, 2009), irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•

a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.

MPT Development Services, Inc., one of our taxable REIT subsidiaries, has made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by MPT Development Services, Inc.

we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements.    Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

The Internal Revenue Service has recently issued Revenue Procedure 2010-12, amplifying and superceding Revenue Procedure 2008-68, which provides temporary relief to publicly traded REITs seeking to preserve liquidity by making elective cash/stock dividends. Under Revenue Procedure 2010-12, a REIT may treat the entire dividend, including the stock portion, as a taxable dividend distribution thereby qualifying for the dividends-paid deduction provided certain requirements are satisfied. The cash portion of the dividend may be as low as 10%. Revenue Procedure 2010-12 is applicable to a dividend that is declared on or before December 31, 2012 with respect to a taxable year ending on or before December 31, 2011.

Recordkeeping Requirements.    We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify.    If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “— Gross Income Tests” and “— Asset Tests.”

Taxation of Taxable United States Stockholders.    As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Distributions paid to a United States stockholder generally will not qualify for the maximum 15% tax rate in effect for “qualified dividend income” for tax years through 2010. Without future congressional action, qualified dividend income will be taxed at ordinary income tax rates starting in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the current 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as 15% or 25% rate distributions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock.    In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses.    The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Information Reporting Requirements and Backup Withholding.    We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “Taxation of Non-United States Stockholders.”

Taxation of Tax-Exempt Stockholders.    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

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we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders.    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of U.S. federal, state and local income and non-U.S. tax laws on ownership of shares of common stock, including any reporting requirements.

A non-United States stockholder that receives a distribution which (1) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (2) we do not designate as a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably to, dividends from REITs. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-United States stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We may, therefore, withhold at a rate of 10% on any portion of a distribution to the extent we determined it is not subject to withholding at the 30% rate described above.

For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property located in the United States or the Virgin Islands and stocks in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of United States real property interests. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

For taxable years beginning on and after January 1, 2005, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of the class of our stock on which the distributions are made for the one year period ending on the date of distribution. As a result, non-United States stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to new “wash sale” rules under FIRPTA, a non-United States stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•

the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

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the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership.    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as either partnerships or disregarded entities for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. If a Partnership is classified as a partnership, we will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If a Partnership is classified as a disregarded entity, the Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest.    Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

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reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property.    Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Taxable REIT Subsidiaries.    As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. and MPT Covington TRS, Inc., as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of our assets (20% for tax years beginning prior to January 1, 2009) may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. For tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property,” operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor,” are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility, though for tax years beginning after July 30, 2008 a healthcare facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. Although it has not yet entered into a lease, MPT Covington TRS, Inc. has been formed for the purpose of leasing a healthcare facility from us, subleasing that facility to an entity in which MPT Covington TRS, Inc. will own an equity interest, and having that facility operated by an eligible independent contractor.

State and Local Taxes.    We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	from time to time at prevailing market prices by the issuer or through a designated agent;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock or preferred stock may be issued upon the exchange of the debt securities of MPT Operating Partnership, LP or in exchange for other securities. We reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged, or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements and the accompanying financial statement schedules for the year ended December 31, 2007, as included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated herein by reference, have been audited by and incorporated herein by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of KPMG LLP as experts in accounting and auditing. KPMG LLP’s audit report covering the December 31, 2007 consolidated financial statements refers to changes in accounting for non-controlling interests in a subsidiary, debt discount related to the exchangeable notes, and participating securities in the calculation of earnings per share. Effective September 8, 2008, the client-auditor relationship between Medical Properties Trust, Inc and KPMG LLP ceased.

We have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on our past financial statements incorporated.

The consolidated financial statements of Prime Healthcare Services, Inc. for the years ended December 31, 2008 and December 31, 2007, as included in our Annual Report on Form 10-K for the period ended December 31, 2009 and incorporated herein by reference, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report incorporated by reference, and upon the authority of Moss Adams LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. The general summary of material United States federal income tax considerations contained under the heading “United States Federal Income Tax Considerations” has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

20,500,000 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

BofA Merrill Lynch

J.P. Morgan

Deutsche Bank Securities

KeyBanc Capital Markets

RBC Capital Markets

SunTrust Robinson Humphrey

Morgan Keegan

Raymond James

JMP Securities

Stifel Nicolaus Weisel

February 1, 2012